FORT LAUDERDALE, FLORIDA, January 20, 1999--Pediatrix Medical Group, Inc., (NYSE:PDX) today announced that its Board of Directors authorized a two-for-one split of the Company's common stock for shareholders of record on February 2, 1999. The distribution date for the shares will be after the market closes on February 26, 1999.

There were approximately 16 million shares of Pediatrix common stock outstanding, on a fully-diluted basis, at December 31, 1998.

"We are encouraged that this action will improve the liquidity of our common stock, making shares of Pediatrix more appealing to a broader investor base," said Roger J. Medel, M.D., President and Chief Executive Officer of Pediatrix. "We are confident that our national physician group remains attractive to both neonatologists and perinatologists who join Pediatrix to participate in value-added clinical programs and to shed the administrative burdens associated with operating a smaller group practice."

Pediatrix was founded in 1979 and has evolved as a national physician group specializing in neonatal and perinatal care. Pediatrix is the nation's largest provider of physician services to hospital-based neonatal intensive care units (NICUs). During 1998, Pediatrix added 27 NICUs by a combination of acquisitions and internal marketing efforts and now provides services to more than 120 NICUs nationwide.

Obstetrix Medical Group, a Pediatrix subsidiary, provides perinatal physician services in a total of eight U.S. markets.

Combined, Pediatrix employs approximately 345 physicians. Additional information is available on the Internet: www.pediatrix.com.

Except for historical information, this press release contains certain forward-looking statements that involve risk and uncertainties that may cause actual results to differ materially from the statements made. Such factors include, but are not limited to, changing market conditions, the ability to successfully identify suitable acquisition candidates and to complete those acquisitions on favorable terms and other risks detailed from time to time by the Company or in its filings with the U.S. Securities and Exchange Commission.